EXHIBIT 99.2

Occidental Petroleum Corporation

JAMES M. LIENERT
Executive Vice President and Chief Financial Officer

– Conference Call –
Fourth Quarter 2011 Earnings Announcement

January 25, 2012
Los Angeles, California

Thank you Chris.
Net income was $1.6 billion or $2.01 per diluted share in the fourth quarter of 2011, compared to $1.2 billion or $1.49 per diluted share in the fourth quarter of 2010.
Our consolidated pre-tax income from continuing operations in the fourth quarter of 2011 was about $2.6 billion ($2.02 per diluted share after tax), compared to approximately $2.9 billion ($2.18 per diluted share after tax) in the third quarter of 2011.  Major items resulting in the difference between the third and fourth quarter income included higher oil volumes and prices, which added $0.07 per diluted share after-tax to our fourth quarter income, lower fourth quarter chemical and midstream income of $0.08 per diluted share, higher equity-based compensation costs of $0.05 per diluted share, higher exploration expense of $0.02 per diluted share and higher fourth quarter operating costs of $0.08 per diluted share.
Here’s the segment breakdown for the fourth quarter.

In the oil and gas segment, the fourth quarter 2011 production of 748,000 BOE per day was 9,000 BOED higher than the third quarter 2011 volumes of 739,000 BOE per day.
●
Domestically, our production was 449,000 BOE per day, representing the highest ever domestic production volumes for the company, compared to our guidance of 442,000 to 444,000 BOE per day.  Our production rose by 13,000 BOE per day compared to the third quarter, with the Permian and California contributing the bulk of the sequential increase in our overall domestic production volumes.  Our better-than-expected fourth quarter domestic production reflected the effect of the ramp up in capital spending as well as higher levels of workover and well maintenance activity.  In addition, the fourth quarter was relatively free of significant operational disruptions, which also contributed to the better than expected results.

●	Latin America volumes were 31,000 BOE per day. Colombia volumes increased slightly from the third quarter while both periods included pipeline interruptions caused by insurgent activity.
●	In the Middle East region:
	○	We recorded 1,000 BOE per day production in Libya.
	○	In Iraq, we produced 9,000 BOE per day, an increase of 5,000 BOE per day from the third quarter volumes. The higher volume is the result of higher spending levels.
	○	Yemen daily production was 23,000 BOE, a decrease of 5,000 BOE from the third quarter. The decrease reflected the timing of cost recovery and the expiration of the Masila Field contract in mid-December.
	○	In Oman, the fourth quarter production was 76,000 BOE per day, a decrease of 3,000 BOE per day from the third quarter volumes. The decrease was attributable to down time from operational issues.
	○	In Qatar, the fourth quarter production was 76,000 BOE per day, an increase of 3,000 BOE per day over the third quarter volumes.
○
In Dolphin and Bahrain combined, production decreased 6,000 BOE per day from the third quarter volumes.  Dolphin volumes declined 9,000 BOE per day because, during the quarter, it reached annual maximum volumes allowed under its contract.

●	Our fourth quarter sales volumes were 749,000 BOE per day, compared to our guidance of 740,000 BOE per day. The improvement resulted from the higher domestic production.
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Fourth quarter 2011 realized prices were mixed for our products compared to the third quarter of the year.  Our worldwide crude oil realized price was $99.62 per barrel, an increase of 2 ½ percent, worldwide NGLs were $55.25 per barrel, a decrease of about 1 ½ percent, and domestic natural gas prices were $3.59 per MCF, a decline of 15 percent.

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Realized oil prices for the quarter represented 106 percent of the average WTI and 91 percent of the average Brent price.  Realized NGL prices were 59 percent of WTI and realized domestic gas prices were 98 percent of NYMEX.

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Price changes at current global prices affect our quarterly earnings before income taxes by $38 million for a $1.00 per barrel change in oil prices and $8 million for a $1.00 per barrel change in NGL prices.  A swing of 50 cents per million BTUs in domestic gas prices affects quarterly pre-tax earnings by about $31 million.

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Fourth quarter operating costs were about $130 million higher than the third quarter as a result of higher workover and well maintenance activity driven by our program to increase production at these higher levels of oil prices.

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Oil and gas cash production costs were $12.84 a barrel for the twelve months of 2011, compared with last year's twelve-month costs of $10.19 a barrel.  The cost increase reflects the higher workover and maintenance activity I mentioned earlier.

●	Taxes other than on income, which are directly related to product prices, were $2.21 per barrel for the twelve months of 2011, compared to $1.83 per barrel for all of 2010.
●	Fourth quarter exploration expense, which included the impairment of several small leases, was $73 million.
Chemical segment earnings for the fourth quarter of 2011 were $144 million, compared to $245 million in the third quarter of 2011.  The drop in income was the result of seasonal factors.
Midstream segment earnings of $70 million for the fourth quarter of 2011 were comparable to the $77 million in the third quarter of 2011.
The significantly higher year-end Oxy stock price, compared to the distressed levels at the end of the third quarter, affected the quarterly valuation of equity-based compensation plans reducing fourth quarter pre-tax income of the company, compared to the third quarter, by $80 million.
The worldwide effective tax rate was 37 percent for the fourth quarter of 2011.  Our fourth quarter U.S. and foreign tax rates are included in the “Investor Relations Supplemental Schedule.”
Let me now turn to Occidental’s performance during the twelve months.
Core income was $6.8 billion or $8.39 per diluted share, compared with $4.7 billion or $5.72 per diluted share in 2010.  Net income was $6.8 billion or $8.32 per diluted share for the twelve months of 2011, compared with $4.5 billion or $5.56 per diluted share in 2010.
Cash flow from operations for the twelve months of 2011 was $12.3 billion.  We used $7.5 billion of the company’s total cash flow to fund capital expenditures and $2.2 billion on net acquisitions and divestitures.  We used $1.4 billion to pay dividends and had a net cash inflow from debt activity of $0.6 billion.  These and other net cash flows resulted in a $3.8 billion cash balance at December 31.
Looking at overall cash flows simply, our total debt, net of cash, was $2.1 billion at December 31, 2011, compared to $2.5 billion at December 31, 2010, representing net cash generated by the company of $0.4 billion.  During this period, we returned $1.7 billion to our stockholders in the form of $1.4 billion of dividends, and $275 million of stock buybacks.  Over two years, our net debt at December 31, 2011 was $0.5 billion higher compared to the $1.6 billion at December 31, 2009.  During this period, we returned $2.9 billion to our stockholders in the form of dividends and stock buybacks while executing an $11.5 billion capital program and spending about $6.9 billion on acquisitions.

Capital expenditures for 2011 were approximately $7.5 billion, of which about $2.6 billion was incurred in the fourth quarter.  The fourth quarter higher capital partially reflected the gradual ramp-up of our program during 2011.  The increases were mostly at Williston domestically, and Iraq, Oman and Qatar internationally.  The fourth quarter capital also included spending for several midstream projects, such as the Elk Hills gas processing plant, which will drop significantly during the first half of 2012 as these projects are completed.  Total year capital expenditures by segment were 82 percent in oil and gas, 14 percent in midstream and the remainder in chemicals.
Our net acquisition expenditures in the twelve months were $2.2 billion, which are net of proceeds from the sale of our Argentina operations.  The acquisitions included the South Texas purchase, properties in California, the Permian and Williston, and a payment in connection with the signing of the Al Hosn Gas project in Abu Dhabi which is the gas development of the Shah field.  This payment was for Occidental’s share of development expenditures incurred by the project prior to the date the final agreement was signed.
The weighted-average basic shares outstanding for the twelve months of 2011 were 812.1 million and the weighted-average diluted shares outstanding were 812.9 million.
Our debt-to-capitalization ratio was 13 percent, a decline of 1 percent from the end of last year.
Our return on equity for 2011 was 19.3 percent and the return on capital employed was 17.2 percent.
Oil and Gas DD&A expense was $11.48 per BOE for 2011.  We expect the Oil and Gas segment DD&A rate to be about $14 per barrel in

2012.  The total Chemical and Midstream DD&A expense is expected to be about $650 million for 2012.
We expect operating costs per barrel to be about $13.75 in 2012.  The 2012 expected costs reflect higher levels of workovers and well maintenance activity.  However, significant and substantial product price changes, and changes in activity levels and inflation resulting from product prices, may affect this cost estimate during the course of the year.
Copies of the press release announcing our fourth quarter earnings and the Investor Relations Supplemental Schedules are available on our website at www.oxy.com or through the SEC’s EDGAR system.
I will now turn the call over to Steve Chazen to discuss our 2012 capital program, year-end oil and gas reserves and provide guidance for the first half of the year.

Occidental Petroleum Corporation

STEPHEN CHAZEN
President and Chief Executive Officer

– Conference Call –
Fourth Quarter 2011 Earnings Guidance

January 25, 2012
Los Angeles, California

Thank you Jim.
We finished a strong year in terms of the three main performance criteria I outlined last quarter.  Our domestic oil and gas production grew by about 12 percent for the total year to 428,000 BOE per day.  Our fourth quarter domestic production of 449,000 BOED was the highest U.S. total production volume in Occidental’s history, reflecting the highest ever quarterly volume for liquids of 310,000 barrels per day and the second highest quarterly volume for gas.  Total company production increased about 4 percent for the year.  Our chemical business delivered exceptional results for the year, achieving one of their highest earnings levels ever.  Our return on equity was 19 percent for the year and return on capital was 17 percent.  We increased our annual dividends by $0.32 or by 21 percent, to $1.84 per share.  We expect to announce a further dividend increase after the meeting of our Board of Directors in the second week of February.  I will now turn to our 2012 Capital Program.  As we have discussed before, we have ample legitimate opportunities in our domestic oil and gas business where we could deploy capital.  We have tried to manage the program to a level that is realistic at current price levels, and as a result, have deferred some projects that otherwise would have met our hurdle rates.  We continue to have substantial inventory of high return projects going forward to fulfill our growth objectives.
2012 Capital Program
We are increasing our capital program approximately 10 percent in 2012 to $8.3 billion from the $7.5 billion we spent in 2011.  About $500 million of this increase will be in the United States, mainly in the Permian basin, and the rest in international projects including the Al Hosn sour gas project and Iraq.  The program breakdown is 84 percent in oil and gas, about 11 percent in the Midstream operations and 5 percent for Chemicals. We will review our capital program around mid-year and adjust as conditions dictate.
The following is a geographic overview of the program:
○	In domestic oil and gas and related midstream projects, development capital will be about 55 percent of our total program.
○	In California, we expect to spend about 21 percent of our total capital program:
	▪	We currently expect the rig count to remain constant in the first half of 2012 at 31, the same as what we were running at year-end 2011;
	▪	We are seeing improvement with respect to permitting issues in the state. We have received approved field rules and new permits for both injection wells and drilling locations.  The regulatory agency is responsive and committed to working through the backlog of permits.  We expect to maintain our capital program at current levels for about the first half of the year, which will enable us to continue to grow our production volumes.  We will reassess our capital program when the number of permits in hand allows it.

○	In the Permian operations, we expect to spend about 20 percent of our total capital program:
	▪	Our rig count at year-end 2011 was 23. We expect our rig count to ramp up during the year to around 27 rigs by year end;
	▪	Our CO2 flood capital should remain comparable to the 2011 levels;
▪
In our non-CO2 operations we are seeing additional opportunities for good return projects.  As a result, we have stepped up their development program and 2012 capital will be about 75 percent higher than the 2011 levels.

○	In the Midcontinent and other operations, we expect to spend around 14 percent of our total capital program.
▪
In Williston we increased our acreage in 2011 from 204,000 to 277,000 acres.  We expect that our rig count will be about 6 by the end of 2012.  Additional capital that could reasonably be deployed here has been shifted to higher return opportunities in California and the Permian. This may also encourage Bakken well costs to decline.
▪ Natural gas prices in the U.S. are horrible. As a result, we are cutting back our pure gas drilling in the Midcontinent, South Texas and the Permian.
●	With regard to international capital spending –
	○	Our total international development capital will be about 30 percent of the total company capital program.
	○	The Al Hosn Shah gas project will continue to increase spending in 2012 as originally planned, making up about 7 percent of our total capital program for the year.
○
The rest of the international operations capital will be comparable to 2011, with modest increases expected in Iraq and Libya.  In Iraq, the planned spending level should generate about 11,000 barrels of production per day.  Each additional $100 million spending, incurred evenly during the year, would generate about 2,700 barrels a day of production at current price levels.

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Exploration capital should increase about 10 percent over the 2011 spending levels and represent 6 percent of the total capital program.  The focus of the program domestically will continue to be in California and in the Permian and Williston basins, with additional activity in Oman and Bahrain.

2011 Oil and Gas Reserves
We haven’t completed the determination of our year-end reserve levels.  Based on preliminary estimates, our reserve replacement ratio from all categories was somewhat over 100 percent.  In the Middle

East/North Africa, the highly profitable Dolphin project does not replace its production because of the nature of its contract.  This makes overall reserve replacement for the Middle East/North Africa region very difficult.  Despite this fact, the 2011 program, which includes only the reserve categories of Extensions and Discoveries and Improved Recovery, covered about 70 percent of the region’s production.  Oil price increases, which under the production sharing contracts reduce our share of the reserves, and non-fundamental factors in Libya and Iraq essentially negated the reserve adds from the program.  As work progresses, we expect that the Libya and Iraq reserves will be restored.
In the United States, the results of the 2011 program and acquisitions replaced around 250 percent of production with both elements contributing about equal amounts.  After price and other adjustments to prior year’s estimates, U.S. reserves replacement was well over 150 percent.
Production Outlook
As we look ahead to 2012, we expect oil and gas production to be as follows:
●
In the first half of 2012, we expect our domestic production to grow 3,000 to 4,000 BOE per day each month from the current quarterly average of 449,000 BOE per day, which would correspond to a 6,000 to 8,000 BOED increase per quarter.  As Jim noted, the fourth quarter of 2011 was relatively free of significant operational disruptions resulting in better than expected domestic production.  A more typical experience with respect to such issues could moderate the growth somewhat in the first quarter of 2012.
●	If the production growth rate continued at a comparable pace in the second half of the year, our year-over-year average domestic production growth would be between 8 and 10 percent in 2012.
●	Internationally,
○
Colombia production should be about flat for the year compared to 2011.  In the first quarter of 2012, volumes should be about 3,000 BOE per day higher than the fourth quarter of 2011, although insurgent activity has picked up recently.

○ The Middle East region production is expected to be as follows for the first half of the year:
▪
Production has resumed in our operations in Libya, and at this point, we expect about 5,000 BOE per day production, with further growth to come later in the year.  At this point we reasonably expect that total year Libya production will be about half the level that existed prior to the cessation of operations.

▪
In Iraq, as I discussed previously, production levels depend on capital spending levels.  We are still unable to reliably predict the timing of spending levels, but we expect production to be similar to the past quarter.

▪
In Yemen, as we previously disclosed, our Masila block contract expired in December 2011.  Our share of the production from Masila was about 11,000 BOE per day for the full year.  Our remaining operations in Yemen typically have higher volumes early in the year due to the timing of cost recovery each year, which will partially offset the loss of Masila barrels in the first half of 2012.  As a result, we expect our total Yemen production to drop slightly from the 4th quarter 2011 levels in the first half of the year.

▪ In the remainder of the Middle East, we expect production to be comparable to the fourth quarter volumes.
●	At current prices, we expect total first quarter sales volumes to be comparable to the fourth quarter of 2011 volumes, depending on the scheduling of liftings.
●	A $5.00 change in global oil prices would impact our production sharing contracts daily volumes by about 3,000 BOE per day.
Additionally -
●	We expect exploration expense to be about $100 million for seismic and drilling for our exploration programs in the first quarter.
●
The chemical segment first quarter earnings are expected to be about $165 million with seasonal demand improvement expected in the second and third quarters.  We expect that lower natural gas prices and the continuing improvement in the global economy will have a positive impact on our chemical business margins, which is expected to be offset partially by higher ethylene prices.
●
We expect our combined worldwide tax rate in the first quarter of 2012 to increase to about 40 percent.  The increase from 2011 reflects a higher proportional mix of international income with higher tax rates, in particular from Libya.

So to summarize:
●	We closed out 2011 on a solid note, with record high domestic oil and gas production in the fourth quarter of 2011, which was also ahead of our guidance;
●	We continued to generate strong financial returns well above our cost of capital;
●	We enter this year raising our capital program by about 10 percent, compared with last year, in order to prudently pursue our substantial inventory of high return growth projects;
●
The business continues to grow and generate free cash flow after capital, which should allow us to consistently grow the dividend at an attractive rate, further boosting the total return to our shareholders.

Now we're ready to take your questions.

Occidental Petroleum Corporation
Free Cash Flow
Reconciliation to Generally Accepted Accounting Principles (GAAP)
($ Millions)
Twelve Months
2011
Consolidated Statement of Cash Flows
Cash flow from operating activities	12,281
Cash flow from investing activities	(9,903)
Cash flow from financing activities	(1,175)
Change in cash	1,203

Free Cash Flow
Cash flow from operating activities - continuing operations	12,306
Capital spending	(7,518)
Free cash flow before dividends	4,788
Dividends	(1,436)
Free cash flow after dividends	3,352

Occidental Petroleum Corporation
Return on Capital Employed (ROCE)
Reconciliation to Generally Accepted Accounting Principles (GAAP)

	2010	2011
RETURN ON CAPITAL EMPLOYED (%)	13.2	17.2

GAAP measure - net income attributable	4,530	6,771
to common stock
Interest expense	93	284
Tax effect of interest expense	(33)	(99)
Earnings before tax-effected interest expense	4,590	6,956

GAAP stockholders' equity	32,484	37,620

Debt	5,111	5,871

Total capital employed	37,595	43,491

ROCE	13.2	17.2